AMENDED AND RESTATED CASH COLLATERAL AND PLEDGE
          AGREEMENT, dated as of December 9, 1994, as amended as of January 24, 1995, among Petrie Stores Corporation, a New York corporation (the "Seller"), PS Stores Acquisition Corp., a Delaware corporation ("PS Stores"), on behalf of itself and each other Buyer Indemnified Party (as such term is defined below) (collectively, the "Buyer") and Custodial Trust Company, (as successor collateral agent to Bear, Stearns & Co. Inc.), as collateral agent (the "Collateral Agent") for the Buyer. (Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Stock Purchase Agreement referred to below.)

                             W I T N E S S E T H

                    WHEREAS, WP Investors, Inc., a Delaware
          corporation ("WP Investors"), and the Seller are parties to a Stock Purchase Agreement, dated as of August 23, 1994, as amended as of November 3, 1994 (as it may be further modified, amended or supplemented from time to time, the "Stock Purchase Agreement");

                    WHEREAS, pursuant to the Stock Purchase
          Agreement, PS Stores (as assignee of WP Investors) simultaneously with the initial execution and delivery hereof acquired all of the issued and outstanding shares of capital stock of Petrie Retail, Inc., a Delaware corporation and a wholly owned subsidiary of Seller ("Retail Co.");

                    WHEREAS, pursuant to the Stock Purchase
          Agreement, the Seller has agreed, among other things, to indemnify the Buyer with respect to the Excluded
          Liabilities (as defined below) and to provide collateral to secure certain of such indemnification obligations;

                    WHEREAS, in order to more fully set forth their obligations with respect to such indemnity arrangements, among other things, Seller and Buyer simultaneously with the initial execution and delivery of this Agreement executed and delivered a Cross-Indemnification and Procedure Agreement, dated as of December 9, 1994 (the "Indemnity Agreement");

                    WHEREAS, it was a condition to the Buyer's obligation to consummate the Closing under the Stock Purchase Agreement that the Buyer be satisfied with the collateral arrangements with respect to such indemnity obligations;

                    WHEREAS, simultaneously with the initial execution and delivery hereof, Buyer hereby appointed the Collateral Agent as its Agent and the Collateral Agent herein agreed that the Collateral Agent shall hold and administer the Account Collateral (as defined below) for the Buyer;

                    WHEREAS, as of January 24, 1995, the parties hereto have agreed that Custodial Trust Company will serve as the successor collateral agent hereunder and Custodial Trust Company agrees to accept such appointment;

                    WHEREAS, at the time of the initial execution and delivery of this Agreement, Seller granted the Collateral Agent a first priority perfected security interest in the Account Collateral and Seller and PS Stores agreed that subject to the satisfaction of certain conditions this Agreement would be supplemented to provide, among other things, for the inclusion of shares of common stock, par value $.10 per share ("Toys Common Stock"), of Toys "R" Us, Inc., a Delaware corporation ("Toys"), as Cash Collateral Permitted Investments (which constitute part of the Account Collateral); and

                    WHEREAS, as a result of the satisfaction of such conditions, the parties hereto desire to amend and restate this Agreement as set forth herein;

                    NOW THEREFORE, in consideration of the
          foregoing and for other good and valuable consideration, the parties hereto hereby agree as follows:

                    SECTION 1. Defined Terms. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires:

                    "Account Collateral" shall have the meaning assigned to it in Section 4.

                    "Additional Shares" shall have the meaning assigned to it in Section 6.

                    "Business Day" shall mean a day that is not a Saturday, a Sunday or a day on which banking institutions in the State of New York are not required to be open. Unless specifically stated as a Business Day, all days referred to herein shall mean calendar days.

                    "Buyer Indemnified Party" shall have the meaning set forth in the Indemnity Agreement.

                    "Cash Collateral Effective Date" shall mean
          December 9, 1994, which is the date as of which this Cash Collateral Agreement was initially dated.

                    "Cash Collateral Permitted Investments" shall mean (i) any Cash Equivalents and (ii) until, but not following, the occurrence of a Non-Withdrawal Sale Event any shares of Toys Common Stock that constitute Account Collateral hereunder if and only if such shares of Toys Common Stock are Pledged Shares.

                    "Cash Equivalents" shall mean:

                         (a)  any security, maturing not more than
                    three (3) months after the date of acquisition, issued by the United States of America, or an instrumentality or agency thereof and guaranteed fully as to principal, premium, if any, and interest by the United States of America;

                         (b)  any certificate of deposit, time
                    deposit, Eurodollar time deposit, or bankers' acceptance maturing not more than three (3) months after the date of acquisition, issued by any commercial banking institution that is a member of the Federal Reserve System and that has combined capital and surplus and undivided profits of not less than $250,000,000, whose debt has a rating, at the time at which any investment therein is made or on the date of such acquisition by the Collateral Agent, as the case may be, of "P-1" (or higher) by Moody's Investors Service, Inc. or any successor rating agency, or "A-1" (or higher) by Standard & Poor's Corporation or any successor rating agency (a "Qualified Bank"); and

                         (c)  commercial paper, maturing not more
                    than three (3) months after the date of
                    acquisition, issued by any Qualified Bank.

                    "Deficiency Sale Event Threshold" at any time shall mean 110% of the Threshold Amount (as such term is defined in the Indemnity Agreement) applicable at the time of determination.

                    "Event of Withdrawal" shall mean any delivery by or on behalf of PS Stores to the Collateral Agent of a certificate signed by its chief executive officer, president, any vice president or chief financial officer stating that Buyer is entitled to immediate payment for all or a specified portion of the Obligations (a "Withdrawal Notice").

                    "Investments" shall have the meaning assigned to it in Section 7.

                    "Market Value of the Account Collateral" as of any date shall mean the sum of (x) the fair market value (as determined by the Collateral Agent) of any Cash Equivalents included in the Account Collateral as of the Trading Day immediately prior to the date of determination and (y) the product of the Closing Price of one share of Toys Common Stock as of the Trading Day immediately prior to the date of determination and the number of shares of Toys Common Stock then included in the Account Collateral. The term "Closing Price" of the Toys Common Stock on any day shall mean the last reported sale price regular way on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices regular way of the Toys Common Stock in each case on the New York Stock Exchange, or, if the Toys Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange or quotation system on which the Toys Common Stock is listed or admitted to trading or quoted, or, if not listed or admitted to trading or quoted on any national securities exchange or quotation system, the average of the closing bid and asked prices of the Toys Common Stock in the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similarly generally accepted reporting service, or, if not so available in such manner, as furnished by any New York Stock Exchange member firm mutually selected from time to time by the Board of Directors of the PS Stores and the Seller for that purpose, or, if not so available in such manner, as determined by the Board of Directors of PS Stores and Seller in good faith. The term "Trading Day" shall mean a day on which securities are traded or quoted on the national securities exchange or quotation system or in the over-the-counter market used to determine the Closing Price.

                    "Non-Withdrawal Sale Event" shall mean any Sale Event that is not a Withdrawal Sale Event.

                    "Obligations" shall mean all Excluded
          Liabilities (including the costs of defense thereof and reasonable attorneys' fees and expenses) arising pursuant to Section 5.14 and/or Section 6.1(b)(y)(ii)(B) of the Stock Purchase Agreement as further governed by the Indemnity Agreement.

                    "Pledged Collateral" shall mean any Account
          Collateral included in clause (v) or (vi) of the definition of Account Collateral.

                    "Pledged Shares" shall mean as of January 24, 1995, 2,724,406 shares of Toys Common Stock deposited with or acquired by the Collateral Agent pursuant to
          Section 3 hereof and shall thereafter include any additional shares of Toys Common Stock that may hereafter constitute Pledged Shares as contemplated by Section 6 hereof.

                    "Sale Event" shall mean the occurrence of any of the following events: (x) the agreements contemplated by Exhibit A to the Indemnity Agreement shall not be in full force and effect in a manner reasonably acceptable to the Buyer (the "Hedge Agreements") on April 30, 1995,
          (y) Buyer shall be entitled to deliver a Withdrawal Notice, or (z) unless the Hedge Agreements are in full force and effect in a manner reasonably acceptable to Buyer, (i) the Market Value of the Account Collateral in which Buyer has a first priority perfected lien shall be less than the then applicable Deficiency Sale Event Threshold, or (ii) shares of Toys Common Stock shall cease to be listed and admitted for trading on the New York Stock Exchange.

                    "Withdrawal Sale Event" shall mean any Sale
          Event arising solely pursuant to clause (y) of the definition of Sale Event.

                    SECTION 2.  Cash Collateral Account.  Bear,
          Stearns & Co. Inc., as the initial Collateral Agent has established at its office in New York City, under the sole dominion and control of the Collateral Agent and in the name of the Collateral Agent, as collateral agent hereunder, a certain collateral account: Bear, Stearns & Co. Inc. as Collateral Agent for PS Stores Acquisition Corp. (#049-407-02-12) (the "Initial Account") and effective as of its appointment as Collateral Agent hereunder Custodial Trust Company, as successor collateral agent has established at its office in Princeton, New Jersey, under the sole dominion and control of the Collateral Agent and in the name of the Collateral Agent, as collateral agent hereunder, a certain collateral account: Custodial Trust Company, as Collateral Agent for PS Stores Acquisition Corp. (#112-10638-16)(the "Successor Account"). Simultaneously with the effectiveness of its retirement as Collateral Agent hereunder, Bear, Stearns & Co. Inc. is transferring all right, title and interest in the Account Collateral in the Initial Account to the Successor Account. For purposes of this Agreement, the term "Cash Collateral Account" shall mean the Initial Account prior to and until the effectiveness of the appointment of Custodial Trust Company as Collateral Agent hereunder and the Successor Account as of and following the effectiveness of the appointment. The parties hereto acknowledge and agree that (i) the Cash Collateral Account is not intended to constitute a "deposit account" (as such term is defined in SECTION 9-105(1)(e) of the Uniform Commercial Code as in effect in the State of New York, (ii) the Collateral Agent does not intend and has not been instructed to establish a "deposit account" and (iii) no interest or other earnings shall be payable by the Collateral Agent (other than in its capacity as Collateral Agent hereunder) in respect of any Account Collateral held in the Collateral Account.

                    SECTION 3.  Appointment of Agent; Deposit of
          Cash. Buyer hereby appoints the Collateral Agent as Collateral Agent hereunder and the Collateral Agent hereby accepts such appointment and agrees and acknowledges that it holds the security interest in the Account Collateral for the benefit of Buyer. Buyer and the Collateral Agent confirm that such appointment shall include Account Collateral comprised of Pledged Collateral. On the Cash Collateral Effective Date, the Seller wired, or caused to be wired, into the Cash Collateral Account an amount in cash or immediately available funds equal to $67,500,000. On January 24, 1995, immediately following its appointment as successor Collateral Agent, Custodial Trust Company as the Collateral Agent pursuant to instructions from Buyer will utilize all of the $67,986,073 of the Account Collateral to acquire 2,286,687 shares of Toys Common Stock and the Seller will deposit 437,719 additional shares of Toys Common Stock as additional Account Collateral, all as contemplated by the Indemnity Agreement and all in accordance with Section 6 hereof.

                    SECTION 4. Pledge and Assignment. The Seller hereby pledges and assigns to the Collateral Agent, for the benefit of the Buyer, and hereby grants to the Collateral Agent, for the benefit of the Buyer, a continuing lien and security interest in, the following collateral (the "Account Collateral"):

                    (i)  the Cash Collateral Account and all
               certificates and instruments, if any, from time to time credited to or representing or evidencing the Cash Collateral Account and all funds therein;

                   (ii) all Investments from time to time and all certificates and instruments, if any, from time to time credited to or representing or evidencing the Investments;

                  (iii) all notes, certificates of deposit, checks and other instruments from time to time hereafter delivered to or otherwise possessed by the Collateral Agent for or on behalf of the Seller in substitution for or in addition to any or all of the then existing Account Collateral;

                   (iv) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Account Collateral;

                    (v)  the Pledged Shares and the certificates
               representing the Pledged Shares and any interest of the Seller in the entries on the books of any financial intermediary pertaining to the Pledged Shares, and all dividends, cash, options, warrants, rights, instruments and securities, property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares;

                   (vi) all additional shares of Toys Common Stock from time to time delivered by the Seller to the Collateral Agent for the benefit of the Buyer in accordance with Section 6 hereof (which shares shall thereafter be deemed to be part of the Pledged Shares), and the certificates representing such additional shares and any interest of the Seller in the entries on the books of any financial intermediary pertaining to such additional shares, and all dividends, cash, options, warrants, rights, instruments and securities, property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares; and

                  (vii) to the extent not covered by clauses (i) through (vi) above, all proceeds of any or all of the foregoing Account Collateral.

                    SECTION 5.  Security for Obligations.  This
          Agreement secures the payment and performance of all Obligations.

                    SECTION 6.  Delivery of Collateral.  All
          certificates or instruments, if any, representing or evidencing the Account Collateral shall be delivered to and held by or on behalf of the Collateral Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and in substance reasonably satisfactory to the Collateral Agent. Seller agrees that the security interest of the Collateral Agent in all the Account Collateral will be reflected on all books and records necessary to perfect such interest, and the Collateral Agent shall have the right to transfer to or to register in the name of the Collateral Agent or any of its nominees any or all of the Account Collateral. In addition, the Collateral Agent shall have the right at any time to exchange certificates or instruments representing or evidencing Account Collateral for certificates or instruments of smaller or larger denominations. Subject to compliance with the provisions of this Agreement, including this Section 6, prior to the delivery of a Sale Notice (as defined below) by PS Stores following the occurrence of a Non-Withdrawal Sale Event, if Seller delivers to the Collateral Agent an officer's certificate signed by its President or any of its Vice Presidents stating that the representations and warranties in Section 9 hereof are true and correct in all material respects, the Seller may from time to time deposit, as additional Pledged Shares, shares of Toys Common Stock registered in the name of the Collateral Agent, as collateral agent for the Buyer pursuant to this Agreement (the "Additional Shares").

                    SECTION 7.  Investing of Amounts in the Cash
          Collateral Accounts. (a) The Collateral Agent will from time to time (i) invest amounts on deposit in the Cash Collateral Account in Cash Equivalents, and (ii) to the extent practicable, invest interest paid on the Account Collateral, and reinvest other proceeds of any Account Collateral which may mature or be sold, in Cash Equivalents, in the case of each of clause (i) and (ii), as the Seller, or, to the extent provided in the following sentence, the Collateral Agent, may select (collectively, the Cash Equivalents referred to in clauses (i) and (ii), the "Investments"). In the event the Seller fails to instruct the Collateral Agent to invest any such amounts in excess of $500,000 before 11:00 a.m. (New York time) on the Business Day following any date on which Seller deposits cash or Cash Equivalents into the Cash Collateral Account, or on the Business Day on which any amounts otherwise become available for investment as a result of interest payments or the receipt of proceeds of Account Collateral which has matured or was sold, the Collateral Agent may, at its sole discretion, invest such excess amounts in such Cash Equivalents as it may select. Interest and proceeds which are not invested or reinvested in Cash Equivalents as provided above shall remain in the Cash Collateral Account as cash, except as specifically provided in
          Section 8.

                    (b) In the event that at any time or from time to time PS Stores has delivered written notice to the Collateral Agent that a Sale Event has occurred (a "Sale Notice"), PS Stores shall have the right in its discretion to cause the Collateral Agent to dispose (i) in the event of a Non-Withdrawal Sale Event, of some or all of the Pledged Collateral, and (ii) in the event of a Withdrawal Sale Event, of up to the amount of Pledged Collateral necessary to satisfy the amount specified in the Withdrawal Notice, in each case, in one or more transactions effected on the New York Stock Exchange at any time or from time to time thereafter or in the case of transactions not effected on the New York Stock Exchange, in any manner that is commercially reasonable. Subject to the foregoing, the Collateral Agent will as promptly as possible take such action as may be requested by PS Stores to dispose of such number of shares of Toys Common Stock and any other property constituting the Pledged Collateral in such manner as PS Stores shall so determine and the Collateral Agent shall deposit immediately the proceeds thereof in the Cash Collateral Account and invest such proceeds in Cash Equivalents. Thereafter, such proceeds shall be invested in Cash Equivalents in accordance with Section 7(a). Without limiting anything else in this Agreement, (x) any failure of PS Stores to exercise its right to cause such sale in whole or in part following the occurrence of a Sale Event shall not constitute a waiver of its right to do so following any other Sale Event and (y) PS Stores shall not be obligated to direct the Collateral Agent to dispose of some or all of the Pledged Collateral after a Sale Event and Seller shall not be released from any of its obligations to Buyer as a result of any failure of PS Stores to so direct the Collateral Agent. The Seller hereby waives any claims against Buyer and the Collateral Agent arising by reason of the fact that the price at which any Account Collateral may have been sold in any transaction effected on the New York Stock Exchange was less than the price that might have been obtained at any other sale, or that in any transactions effected on the New York Stock Exchange the price obtained by selling the Account Collateral all at once or in large blocks at the same time or over a short period of time was less than might have been obtained had the Account Collateral been sold over time in smaller blocks, or that in any transactions effected on the New York Stock Exchange the price obtained by selling Account Collateral in small blocks over time was less than the price that might have been obtained by selling the Account Collateral all at once in large blocks at the same time or over a short period of time. In the event that at any time any portion of the Account Collateral is not comprised solely of Cash Collateral Permitted Investments, the Collateral Agent will as promptly as possible take such action as may be requested by PS Stores to dispose of any such securities, assets or property that do not constitute Cash Collateral Permitted Investments and to deposit immediately the proceeds thereof in the Cash Collateral Account as Cash Equivalents. Thereafter, such proceeds shall be invested in Cash Equivalents in accordance with
          Section 7(a).

                    SECTION 8.  Release of Amounts.  Funds on
          deposit in the Cash Collateral Account shall be disbursed to the Seller only upon delivery to the Collateral Agent of a certificate executed by the Buyer's chief executive officer, president, any vice president or chief financial officer specifying (i) the amount of funds to be disbursed, and (ii) the account or accounts to which the funds are to be disbursed; provided, however, that to the extent that on the last Business Day of any calendar quarter the excess of the amount of the Account Collateral comprised of Cash Equivalents over the amount of any expenses of the Collateral Agent payable hereunder shall exceed $67,500,000, the Collateral Agent shall pay the amount of any such excess to the Seller to the extent it can do so without selling or disposing of any Account Collateral prior to the maturity thereof.

                    SECTION 9.  Representations and Warranties.
          The Seller represents and warrants that it is the legal and beneficial owner of the Account Collateral free and clear of any lien, security interest, or other charge or Encumbrance (as defined in the Stock Purchase Agreement), except for the security interests created by this Agreement. The Seller further represents and warrants that (i) the Seller is, and at the time of delivery of the Pledged Collateral to the Collateral Agent pursuant to this Agreement will be, the legal and beneficial owner of the Pledged Collateral free and clear of any Encumbrance except for the lien and security interest created by this Agreement; (ii) all Pledged Shares (including any Additional Shares) at any time constituting Pledged Collateral shall have been acquired by the Seller in a registered public offering pursuant to a registration statement that was declared effective under the Securities Act of 1933, as amended; and (iii) the pledge of the Account Collateral pursuant to this Agreement creates, and in the case of any Additional Shares, will create, a valid and perfected first priority security interest in the Account Collateral securing the payment of the Obligations.

                    SECTION 10. Further Assurances. At any time and from time to time, at the expense of the Seller, the Seller will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Buyer may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Account Collateral.

                    SECTION 11.  Transfers and Other Liens.  The
          Seller will not (i) sell or otherwise dispose of any of the Account Collateral, or (ii) create or permit to exist any lien, security interest, or other charge or Encumbrance upon or with respect to any of the Account Collateral, except for the security interests under this Agreement.

                    SECTION 12.  Collateral Agent Appointed
          Attorney-in-Fact. The Seller hereby appoints the Collateral Agent its attorney-in-fact, with full authority in the place and stead of the Seller and in the name of the Seller or otherwise, from time to time in the Collateral Agent's reasonable discretion to take any action and to execute any instrument which the Collateral Agent may reasonably deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to sell any Account Collateral following the occurrence of a Sale Event and to receive, endorse and collect all instruments made payable to the Seller representing any interest payment, dividend, or other distribution in respect of the Account Collateral or any part thereof and to give full discharge for the same. The Collateral Agent agrees promptly to notify the Seller after any such action or execution of instruments, provided that the failure to give such notice shall not affect the validity of such action or execution of instruments.

                    SECTION 13. Collateral Agent May Perform. If Seller fails to perform any agreement contained herein after notice to the Seller to the extent practicable, the Collateral Agent may itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by the Seller under Section 16.

                    SECTION 14. Reasonable Care. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Account Collateral in its possession if the Account Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property, and shall be without liability for any loss, damage, cost, expense (including reasonable attorneys' fees and disbursements), liabilities or claims which does not arise from its willful misfeasance or negligence, it being understood that the Collateral Agent shall not have any responsibility or liability for any loss resulting from Cash Collateral Permitted Investments made pursuant to
          Section 7, or for disposing of the Pledged Collateral pursuant to Section 7(b), it being understood that neither the Collateral Agent nor Buyer shall have responsibility for (i) taking any necessary steps to preserve rights against any person or entity with respect to any Pledged Collateral, or (ii) any losses which may occur in connection with the disposition of the Pledged Collateral after a Sale Event or the determination not to dispose of all or any part of the Pledged Collateral after a Sale Event. Prior to the occurrence of a Non-Withdrawal Sale Event, the Collateral Agent shall give the Seller notice with respect to calls, conversions, exchange, maturities, tenders or other matters relative to the Pledged Collateral and the Collateral Agent shall at Seller's expense follow Seller's instructions with respect to any such matters, except to the extent any such instructions would either create any Encumbrance on any Account Collateral, impair or interfere with the security interests created hereunder, cause any Account Collateral to be invested in any assets, securities or property other than Cash Collateral Permitted Investments or otherwise result in a violation of any provision hereof. In no event shall the Collateral Agent be liable for any action taken or omitted to be taken in accordance with the instructions of Buyer pursuant to this Agreement.

                    SECTION 15.  Remedies upon an Event of
          Withdrawal. If at any time or from time to time any Event of Withdrawal shall have occurred:

                    (i)  The Collateral Agent shall, without any
               prior notice to the Seller and at any time or from time to time, pay and deliver the Account Collateral or any part thereof specified by Buyer in the Withdrawal Notice to Buyer for application against all or any part of the Obligations. The Collateral Agent shall notify Seller of such withdrawal or delivery immediately following any such payment or delivery.

                   (ii)  The Collateral Agent shall, at Buyer's
               direction, from time to time, also exercise in respect of the Account Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the Uniform Commercial Code in effect in the State of New York at the applicable times, all as directed by Buyer. At Buyer's direction, the Collateral Agent may, without notice except as specified below, sell the Account Collateral or any part thereof in one or more parcels at public or private sale, at any exchange or brokers' board, at any of the Collateral Agent's offices or elsewhere, for cash, on credit or for future delivery, and, in the case of transactions effected on the New York Stock Exchange, irrespective of the impact any such disposition may have on the market price of the Account Collateral, and otherwise upon such other terms as the Collateral Agent may deem commercially reasonable. The Seller agrees that, to the extent notice of sale shall be required by law, at least ten days' notice to the Seller of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Account Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Collateral Agent or any of its affiliates may be the purchaser of any or all of the Account Collateral at any public sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of the Seller, and the Seller hereby waives (to the extent permitted by law) all rights of redemption, stay and/or appraisal that it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

                  (iii) Any cash held by the Collateral Agent as Account Collateral and all cash proceeds received by the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Account Collateral may, in the discretion of the Buyer, then or at any time thereafter be applied in whole or in part against all or any part of the Obligations specified in the Withdrawal Notice.

                    SECTION 16. Expenses. The Seller will pay to the Collateral Agent the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel, which the Collateral Agent may incur in connection with (i) the purchase or sale of Cash Collateral Permitted Investments, (ii) the administration of this Agreement, (iii) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Account Collateral, (iv) the exercise or enforcement of any of the rights of the Collateral Agent hereunder or (v) the failure by the Seller to perform or observe any of the provisions hereof. Any amounts payable to the Collateral Agent pursuant to this Section 16 will be payable on demand and the Collateral Agent shall make such demand on or prior to the last Business Day of each calendar quarter for any such amounts incurred by the Collateral Agent prior to such date and not yet reimbursed.

                    SECTION 17. Amendments, Etc. No amendment or waiver of any provision of this Agreement nor consent to any departure by Seller herefrom shall in any event be effective unless the same shall be in writing and signed by the Buyer and the Collateral Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

                    SECTION 18. Nonexclusive Remedy. The remedies herein provided are to the fullest extent permitted by law cumulative and are not exclusive of any remedies provided by law. Without limiting the foregoing, nothing in this Agreement shall be deemed to limit the liability of the Seller under the Stock Purchase Agreement. The Seller agrees and acknowledges that Buyer may proceed directly against the Seller if any of the rights or remedies contemplated hereunder is not available to Buyer for any reason or is insufficient to fully discharge the Buyer's obligations under the Stock Purchase Agreement.

                    SECTION 19.  Addresses for Notices.  All
          notices and other communications provided for hereunder shall be in writing and transmitted by telex or telecopy, if to:


               the Collateral Agent:  Custodial Trust Company
                                      101 Carnegie Center
                                      Princeton, New Jersey  08540
                                      Attention:  Kevin Darmody
                                      Facsimile:  (609) 951-2327
                                      Telephone:  (609) 951-2320

               the Seller:            Petrie Stores Corporation
                                      c/o Skadden, Arps, Slate,
                                        Meagher & Flom
                                      919 Third Avenue
                                      New York, New York  10022
                                      Attention:  Alan C. Myers, Esq.
                                      Facsimile:  (212) 735-2000

               the Buyer:             PS Stores Acquisition Corp.
                                      70 Enterprise Avenue
                                      Secaucus, New Jersey  07094
                                      Attention:  Chief Operating
                                                   Officer
                                      Facsimile:  (201) 866-2355

                                      with a copy to:

                                      Wachtell, Lipton, Rosen & Katz
                                      51 West 52nd Street
                                      New York, New York  10019-6150
                                      Attention:  Stephanie Seligman,
                                                   Esq.
                                      Facsimile:  (212) 403-2000

          or such other addresses and numbers of which the parties may advise each other in writing.

                    SECTION 20.  Continuing Security Interest.
          This Agreement shall create a continuing security interest in the Account Collateral and shall (i) remain in full force and effect until payment in full of the Obligations, (ii) be binding upon the Seller, its successors and assigns, and (iii) inure to the benefit of the Collateral Agent and its successors, transferees and assigns. All rights of the Collateral Agent and security interests hereunder, and all obligations of the Seller hereunder, shall be absolute and unconditional irrespective of: (i) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Stock Purchase Agreement, the Indemnity Agreement or any other agreement or instrument relating thereto; or (ii) any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Seller. All dividends, distributions, principal or interest payments received by the Seller contrary to the provisions of this Agreement above shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of the Seller and shall be forthwith paid over to the Collateral Agent as Account Collateral in the same form as so received (with any necessary endorsement).

                    SECTION 21.  Governing Law; Terms.  This
          Agreement shall be governed by and construed in accordance with the laws of the State of New York, except to the extent that perfection of the security interest hereunder, or remedies hereunder, in respect of any particular Account Collateral are governed by the laws of a jurisdiction other than the State of New York. Unless otherwise defined herein or in the Credit Agreement, terms defined in Article 9 of the Uniform Commercial Code in the State of New York are used herein as therein defined.

                    SECTION 22.  Indemnification of Collateral
          Agent. The Buyer agrees to indemnify and hold Collateral Agent free and harmless against any claim, cause of action, liability, expense, including reasonable attorneys' fees, loss, damage or cost incurred or arising as the result of or in connection with (i) the fact that securities in the Collateral Account are registered in the name of the Collateral Agent or (ii) compliance by the Collateral Agent with any instruction issued by the Buyer relating to the Collateral Account. The Collateral Agent shall not be required to act or to refrain from acting without first having received the direction of the Buyer.

                    SECTION 23. Resignation of Collateral Agent. The Collateral Agent may, upon thirty (30) days' notice to Buyer, fully and completely discharge its obligations pursuant to this agreement by delivering all of the Account Collateral then in its possession to a successor collateral agent designated by Buyer. Buyer agrees to arrange for appointment of a successor collateral agent to whom the Account Collateral shall be transferred within said 30-day period. Upon the acceptance of any appointment as a Collateral Agent by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Agreement, and the retiring Collateral Agent shall thereupon be discharged from its duties and obligations under this Agreement. Without limiting the foregoing, the parties hereby agree that effective simultaneously with the transfer of the Account Collateral from the Initial Account to the Successor Account, Custodial Trust Company is hereby appointed as the successor Collateral Agent to Bear, Stearns & Co. Inc. and (in each case, effective as of such time) Custodial Trust Company hereby accepts such appointment and Bear, Stearns & Co. Inc. hereby retires as Collateral Agent. Custodial Trust Company shall immediately upon such effectiveness succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Agreement, and the retiring Collateral Agent shall thereupon be discharged from its duties and obligations under this Agreement.

                    SECTION 24. Counterparts. This Agreement may be executed in one or more counterparts which collectively shall constitute a single agreement.

                    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their officer thereunto duly authorized as of the date first above written.

                              PETRIE STORES CORPORATION

                              By:/s/Hilda Kirschbaum Gerstein
                                 Name:   Hilda Kirschbaum Gerstein
                                 Title:  President and Chief Executive
                                         Officer

                              CUSTODIAL TRUST COMPANY, AS SUCCESSOR
                              TO BEAR, STEARNS & CO. INC.,
                              as Collateral Agent

                              By:/s/Ronald D. Watson
                                 Name:   Ronald D. Watson
                                 Title:  President

                              PS STORES ACQUISITION CORP.

                              By:/s/Verna Gibson
                                 Name:   Verna Gibson
                                 Title:  Chairman and Chief
                                         Executive Officer

          Accepted and Agreed:

          BEAR, STEARNS & CO. INC.,
          as predecessor Collateral Agent


          By:/s/Michael Minikes
             Name:   Michael Minikes
             Title:  Senior Managing Director
                     of the Treasury